UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2013

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA		95052-8039
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2013, Applied Materials, Inc. (“Applied” or the “Company”) appointed Robert J. Halliday, age 58, as Senior Vice President, Chief Financial Officer (“CFO”). Mr. Halliday will report to Michael R. Splinter, Chairman and Chief Executive Officer of Applied. Mr. Halliday previously served as a group vice president and general manager in Applied’s Silicon Systems Group segment following the completion of the Company’s acquisition of Varian Semiconductor Equipment Associates, Inc. (“Varian”) in November 2011. He was CFO of Varian from 2001 to November 2011.

Mr. Halliday’s initial annual salary as Applied’s CFO will be $500,000, and he will be eligible to earn an annual target bonus of 100% of his base salary under the Applied Incentive Plan (“AIP”). The actual bonus earned, if any, will be subject to the terms of the AIP and depend on the achievement of performance goals established by the Human Resources and Compensation Committee of Applied’s Board of Directors.

Mr. Halliday was granted an award of 100,000 performance shares under Applied’s Employee Stock Incentive Plan. Vesting of these performance shares depends on the achievement of operating profit margin performance goals, plus additional time-based vesting of approximately four years that requires Mr. Halliday to remain an employee through the applicable vesting date. Up to an additional 50,000 shares may be earned if Applied’s total shareholder return for the two-year period ending on the last day of fiscal year 2014 meets or exceeds certain levels. If earned, any such additional shares would vest on the same schedule as the shares earned through annual, adjusted relative operating profit margin performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Date: February 26, 2013	By:	/s/ Thomas F. Larkins
Thomas F. Larkins
Senior Vice President, General Counsel and Corporate Secretary

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